Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S COMMON STOCK

The following is a description of the common stock of MUFG Americas Holdings Corporation (MUAH or the corporation) and certain provisions of the Delaware General Corporation Law (“DGCL”) that may be applicable to stockholders of MUAH. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, MUAH’s third amended and restated certificate of incorporation (“certificate of incorporation”) and MUAH’s amended and restated bylaws (“bylaws”), each of which is incorporated by reference to Exhibit 3.2 and Exhibit 3.3, respectively, of MUAH’s Annual Report on Form 10-K. References in this exhibit to “we,” “us,” or “our” are to MUAH. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the DGCL for additional information.

Authorized Capital Stock

The authorized capital stock of MUAH consists of 1,705,000,000 shares, of which 1,700,000,000 shares are common stock, par value $1.00 per share, and 5,000,000 shares are preferred stock, par value $1.00 per share. Mitsubishi UFJ Financial Group, Inc., a joint stock company (kabushiki kaisha) incorporated in Japan under the Commercial Code of Japan (“MUFG”), and MUFG Bank, Ltd., a wholly-owned subsidiary of MUFG, own all of MUAH’s issued and outstanding shares of common stock. All outstanding shares of our common stock are fully paid and non-assessable. At the date hereof, MUAH has no shares of preferred stock issued and outstanding.

Under the certificate of incorporation, MUAH’s board of directors is authorized, subject to prior approval by the holders of a majority of MUAH’s issued and outstanding shares of common stock and limitations prescribed by law, to issue up to 5,000,000 shares of preferred stock in one or more series. The board has discretion, subject to prior stockholder approval, to determine the number and the rights, preferences, privileges and restrictions of each series, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. MUAH may not issue shares of common stock or fix the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of shares of preferred stock without the prior approval of the holders of a majority of the issued and outstanding shares of our common stock.

Subject to the rights, if any, of the holders of any series of preferred stock, and only with the prior approval of the holders of a majority of the shares of MUAH’s issued and outstanding shares of common stock, the number of authorized shares of any class or series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by MUAH’s board of directors.

Voting Rights
MUAH’s certificate of incorporation provides that, subject to those rights that may be fixed by the board of directors with respect to any shares of preferred stock or as otherwise required by Delaware law, each holder of common stock shall have one vote in respect of each share of common stock held by such holder of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation. The common stock does not have cumulative voting rights.

Special Meetings of Stockholders

MUAH’s certificate of incorporation and bylaws provide that special stockholders’ meeting may be called only by the board of directors, the chairman of the board of directors, the President and Chief Executive Officer, or the holders of shares representing a majority of the votes entitled to be cast at the meeting.

Stockholder Action by Written Consent

MUAH’s bylaws provide that, unless otherwise specified in the certificate of incorporation, an action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing to the extent required by applicable law.

Any stockholder giving a written consent, or the stockholder’s proxyholders, or a transferee of the shares (who pursuant to the terms of the instrument or agreement of transfer is empowered to vote the shares) or a personal representative of the stockholder or their respective proxyholders, may revoke the consent by a writing received by the corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary of the corporation, but may not do so thereafter. Such revocation is effective upon its receipt by the Secretary of the corporation.
Board of Directors
MUAH’s bylaws provide that, except as otherwise provided with respect to filling vacancies on the board, all of the corporation’s directors shall be elected at each annual meeting of stockholders and shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal, death or incapacity. Nomination for election of members of the board of directors may be made by the board of directors or by any stockholder entitled to vote for the election of directors at the annual meeting.
At all meetings of the board of directors, a majority of directors then in office, but in no event less than one third of the entire board, shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by law or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Number, Filling of Vacancies and Removal of Directors
The certificate of incorporation and bylaws provide that the corporation’s board of directors may not have less than one or more than thirty members. The actual number of directors within such limit shall be fixed from time to time by resolution adopted by a majority of the entire board of directors or by the stockholders. Currently, MUAH has thirteen members on its board of directors.
An amendment to the bylaws changing the number of directors which shall constitute the whole board of directors requires the affirmative vote or written consent of a majority of the outstanding shares entitled to vote.
Any vacancy on the board of directors created by the removal of a director of the corporation may only be filled at a meeting of the stockholders or by an action by the unanimous written consent of the stockholders. The stockholders may elect a director at any time to fill any vacancy created by the removal of a director or a vacancy not filled by the directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote. A director elected to fill a vacancy shall hold office until his or her successor is elected at an annual or special stockholders’ meeting.
Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or the certificate of incorporation.
Dividend Rights; Liquidation Rights
Subject to the provisions of the preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock. Delaware corporate law generally provides that a corporation, subject to restrictions in its certificate of incorporation, including preferred stockholders’ rights to receive dividends prior to common stockholders, may declare and pay dividends out of: surplus; or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, if there is no surplus. Dividends may not be declared or paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets.
Subject to any preferential rights of outstanding shares of preferred stock, in the event of any dissolution, liquidation or winding up of the affairs of the corporation, holders of common stock shall be entitled, unless otherwise provided by law or the certificate of incorporation, to share ratably in all assets of the corporation of whatever kind available for distribution to stockholders.
Other Rights and Preferences
Our common stock has no sinking fund or redemption provisions or preemptive, conversion, or exchange rights.
Limitation on Liability of Directors; Indemnification
The certificate of incorporation provides that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.
The certificate of incorporation authorizes the corporation to provide indemnification of (and advancement of expenses to) directors, officers, employees or agents of the corporation (and any other persons to which Delaware law permits the corporation to provide indemnification and advancement) through bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others and subject to the limits on indemnification and advancement provided in Part 359 of Title 12 of the Code of Federal Regulations.
The inclusion of these provisions in the certificate of incorporation and bylaws may have the effect of reducing the likelihood of derivative litigation against MUAH’s directors and may discourage or deter the corporation or its stockholders from bringing a lawsuit against the corporation’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the corporation and its stockholders.
Delaware Business Combination Statute
Subject to certain limited exceptions, Delaware corporate law requires the approval of the board of directors and a majority of a corporation’s outstanding stock entitled to vote to authorize a merger or consolidation. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.
The DGCL allows a corporation to specify in its certificate of incorporation or bylaws that it will not be governed by the section relating to transactions with interested stockholders. In its certificate of incorporation, MUAH has expressly elected not to be governed by Section 203 of the DGCL.